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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. ________)*


                            STORAGE DIMENSIONS, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                    COMMON STOCK, $.005 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                  86210Y 10 0
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                               Page 1 of 5 Pages

-----------------------                                  ---------------------
  CUSIP NO. 86210Y 10 0                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Maxtor Corporation I.R.S.770123732

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                            N/A (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,600,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,600,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      20.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO (Corporation)

------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 86210Y 10 0                                         Page 3 of 5 Pages


ITEM 1.
        (a)     Name of Issuer  STORAGE DIMENSIONS, INC.

        (b)     Address of Issuer's Principal Executive Offices
                        1656 MCCARTHY BOULEVARD
                        MILPITAS, CA 95035

ITEM 2.
        (a)     Name of Person Filing    MAXTOR CORPORATION

        (b)     Address of Principal Business Office or, if none, Residence
                        510 COTTONWOOD DRIVE
                        MILPITAS, CA 95035

        (c)     Citizenship     PLACE OF ORGANIZATION:  DELAWARE

        (d)     Title of Class of Securities COMMON STOCK, $.005 PAR VALUE PER
                SHARE

        (e)     CUSIP Number    577729106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A: N/A

        (a) [ ] Broker or Dealer registered under Section 15 of the Act

        (b) [ ] Bank as defined in section 3(a)(6) of the Act

        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under section 8 of the Investment Company Act

        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S)240.13d-1(b)(1)(ii)(F)

        (g) [ ] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h) [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

CUSIP No. 86210Y 10 0                                         Page 4 of 5 Pages


ITEM 4. OWNERSHIP
        (a)     Amount Beneficially Owned  1,600,000

        (b)     Percent of Class                20.2%

        (c)     Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote           1,600,000
               (ii) shared power to vote or to direct the vote                 0
              (iii) sole power to dispose or direct the disposition of         0
               (iv) shared power to dispose or direct the disposition of       0


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [ ]. NOT APPLICABLE


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
        NOT APPLICABLE


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
        NOT APPLICABLE


ITEM 9. NOTICE OF DISSOLUTION OF GROUP
        NOT APPLICABLE

CUSIP No. 86210Y 10 0                                         Page 5 of 5 Pages


ITEM 10.
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    February 12, 1998
                                    -------------------------------------------
                                                   Date


                                    /s/Glenn H. Stevens
                                    -------------------------------------------
                                                      Signature


                                    Glenn H.  Stevens/V.P., General Counsel and
                                    -------------------------------------------
                                    Secretary - Maxtor
                                    -------------------------------------------
                                                  Name/Title